                                                                     EXHIBIT 2.1


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                                  EC2000, INC.,

         TVP CAPITAL CORP., BONDY & SCHLOSS, LLP AND DR. MARIO PANDOLFO

                            GRAND ACQUISITION CORP.,

                            GRAND ENTERPRISES, INC.,

                                       AND

                  KILKENNY GROUP LLC, RATHGAR LLC, FINGLAS LLC,

                MONKSTOWN LLC, AND CAPITAL ADVISORY PARTNERS, LLC

                                TABLE OF CONTENTS

1.  Definitions
2.  The Merger
3.  Conversion of the Company Shares
4.  Obligations to the Company Shareholders
5.  Representations and Warranties of the Principal Company
       Shareholders
6.  Representations and Warranties of the Company
7.  Representations and Warranties of the Parent
8.  Covenants of the Principal Company Shareholders
9.  Covenants of the Parent
10. Mutual Covenants
11. Conditions to the Closing
12. The Closing
13. Indemnification
14. Survival of Provisions
15. Expenses
16. Miscellaneous

                                   SCHEDULES:

Schedule 5(e)         Company Shareholders and Share Ownership
Schedule 5(f)         Broker, finder or advisor engaged by a Principal Company
                      Shareholder
Schedule 6(g)         Indebtedness, Liabilities, and Other Obligations  Not
                      Reserved Against in the Company's September 30, 2000
                      Balance Sheet
Schedule 6(h)(5)      Liability for Borrowed Money and Agreements Relating to
                      Incurring Additional debt
Schedule 6(h)(14)     Lease of Real property
Schedule 6(k)         Litigation, audit, investigation or other proceedings
                      pending or threatened against the Company
Schedule 6(m)         Licenses and Permits
Schedule 6(o)         Contracts of the Company, Excluding Contracts in the
                      Ordinary Course of Business Which are Not Material and
                      Which Do Not Have an Aggregate Future Liability of More
                      than $10,000
Schedule 6(q)         Lease of Real Property
Schedule 6(r)         Employee Benefit Plans
Schedule 6(s)         General Liability, Product Liability, Fire and Casualty,
                      Motor Vehicle, and Other Insurance
Schedule 6(v)         Suppliers and Customers Doing Business in Excess of
                      $10,000
Schedule 6(w)         Contracts between Company and Affiliates
Schedule 6(aa)        Directors, officers, Safes, ETC. and Persons with
                      Authorized Access, and Bank Accounts and Authorized
                      Signatories
Schedule 6(bb)        Intellectual Property of the Company
Schedule 6(cc)        Broker, finder or advisor engaged by the Company
Schedule 7(g)         Litigation, audit, investigation or other proceedings
                      pending or threatened against Newco
Schedule 7(h)         Contracts of Newco, Excluding Contracts in the Ordinary
                      Course of Business Which are Not Material and Which Do
                      Not Have an Aggregate Future Liability of More than
                      $10,000
Schedule 7(i)         Intellectual Property of Newco
Schedule 14(b)        Principal Company Shareholders - Personal Guarantees


                                      -iii-




                                    EXHIBITS:


Exhibit 6(b)          Board of Directors Resolutions of the Company
Exhibit 7(b)          Board of Directors Resolutions of the Parent and Newco
                      Directors
Exhibit 13(b)         Form of Opinion of the Company's Counsel

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

         This Agreement and Plan of Reorganization and Merger (this "Agreement") is executed and delivered effective as of March 25, 2001 by and among EC2000, Inc., a Delaware corporation (the "Company"), Grand Acquisition Corp., a Delaware corporation ("Newco"), Grand Enterprises, Inc., a Delaware corporation (the "Parent"), the Principal Company Shareholders (as the term "Principal Company Shareholders" is hereinafter defined), and the Parent Shareholders (as the term "Parent Shareholders" is hereinafter defined) (each of the foregoing individually a "Party," collectively the "Parties").

         WHEREAS, The Company, the Parties desire to cause the merger of the Company into Newco (the "Merger"); and

         WHEREAS, the parties desire that the Merger shall constitute a "reorganization" within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code (as the term "Code" is hereinafter defined);

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties, and covenants hereinafter set forth, the Parties hereby agree as follows:

                                 1. DEFINITIONS
                                    -----------

         Certain of the capitalized terms used in this Agreement shall have the following meanings unless the context otherwise specifically requires:

         "AFFILIATE" means any of the Company Shareholders (as the term "Company Shareholders" is hereinafter defined) and any parent, grandparent, child, brother or sister, or spouse of any of the foregoing, and any corporation, partnership, trust, or other entity controlled by or under common control with any such persons.

         "CLOSING" means the completion of the transactions contemplated in this Agreement as provided in Section 12 below.

         "CLOSING DATE" means the date on which the Closing is completed.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY SHAREHOLDERS" means the persons named on the attached Schedule 5(e), representing all of the shareholders of the Company.

         "COMPANY SHARES" means all of the issued and outstanding shares of capital stock of the Company, the same being eighteen million five hundred thousand (18,500,000) shares of $.001 par value common stock.

         "EFFECTIVE DATE" has the meaning given in Section 2(b) below.

         "PARENT SHARES" means the authorized common stock of the Parent, par value $.0001 per share, now issued and outstanding, and to be issued hereunder, and "Parent Share" means one (1) share of the Parent Shares.

         "PARENT SHAREHOLDERS" means Kilkenny LLC, Rathgar LLC, Finglas LLC, Monkstown LLC, and Capital Advisory Partners, LLC, representing all of the shareholders of the Parent.

         "PRINCIPAL COMPANY SHAREHOLDERS" means TVP Capital, Bondy & Schloss, LLP and Dr. Mario Pandolfo.

         "SECTION" means, unless otherwise indicated, a section of this Agreement.

         "TAX" OR "TAXES" means all Federal, state, local, and foreign taxes and tax assessments of any kind imposed on the Company for all periods prior to the Effective Date, including all interest, penalties, and additions imposed with respect to such amounts.

                                  2. THE MERGER
                                     ----------

         (a) THE MERGER. Upon the terms and subject to the conditions set forth herein, at the Effective Date the Company shall be merged with and into Newco, the separate existence and corporate organization of the Company shall cease, and thereupon the Company and Newco shall be a single corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be EC International, Inc. The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware.

         (b) EFFECTIVE DATE OF THE MERGER. The Merger shall become effective on the date of the Closing provided however a properly executed certificate of merger is duly filed with the Secretary of State of the State of Delaware (which filing date may also be the Closing Date).

         (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation of Newco in effect immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation. The By-Laws of Newco in effect immediately prior to the Effective Date shall be the By-Laws of the Surviving Corporation.

         (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The number of directors of the Parent and the Surviving Corporation shall be five (5) all of whom shall be chosen by the directors of the Company, and shall hold office from the Closing Date until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and the By-Laws of the Parent and the Surviving Corporation, respectively, or as otherwise provided by law. The officers of the Company immediately prior to the Closing Date shall be the officers of the Parent and the Surviving Corporation, respectively, and shall hold office from the Closing Date until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and the By-Laws of the Parent and the Surviving Corporation, respectively, or as otherwise provided by law.

                       3. CONVERSION OF THE COMPANY SHARES
                          --------------------------------

         (a) THE COMPANY SHARES. At the Closing, the Company Shareholders shall be issued under this Agreement, pro rata, eighteen million five hundred thousand (18,500,000) Parent Shares.

         (b) TRANSFER TAXES. If any certificates for any of the Parent Shares are to be issued in a name other than that in which the certificate(s) representing the Company Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Notwithstanding the foregoing, no Party shall be liable to a Company Shareholder for any Parent Shares or dividends thereon or, in accordance with Section 3(c) below, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

         (c) NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional Parent Shares shall be issued pursuant to this Section 3, and no capital change shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any fractional shares, each Company Shareholder who would otherwise have been entitled to a fraction of a Parent

Share will be paid cash at the time that the Parent Shares due are delivered to him, in an amount equal to the fair market value of such fraction.

         (d) NO REGISTRATION RIGHTS. The Parent Shares to be issued and delivered hereunder shall be unregistered and subject to the restrictions of Rule 144 of the Securities Act of 1933, as amended.

                          4. THE COMPANY'S OBLIGATIONS
                           TO THE COMPANY SHAREHOLDERS
                           ---------------------------

         Neither the Parent nor Newco shall assume (or be obligated to pay, perform, discharge, or guarantee) any liabilities or obligations (whether absolute or contingent, disclosed or undisclosed) of the Company to any Company Shareholder or Affiliate.

                        5. REPRESENTATIONS AND WARRANTIES
                      OF THE PRINCIPAL COMPANY SHAREHOLDERS
                      -------------------------------------

         Each Principal Company Shareholder hereby separately represents and warrants to the Parent and Newco as follows:

         (a) AUTHORIZATION. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of such Principal Company Shareholder.

         (b) NO CONFLICTS. Neither the execution and delivery of this Agreement by such Principal Company Shareholder or any other document or instrument to be executed by the Principal Company Shareholders pursuant to this Agreement or otherwise in connection herewith (collectively the "Principal Company Shareholder Documents"), nor the consummation by such Principal Company Shareholder of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of such Principal Company Shareholder, under the Articles of Incorporation or the By-Laws of the Company, or the terms of any contract, instrument, or other agreement to which such Principal Company Shareholder is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to such Principal Company Shareholder.

         (c) BINDING EFFECT. Such Principal Company Shareholder has the right, power, capacity, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Principal Company Shareholder, and constitutes, and upon execution and delivery of each Principal Company Shareholder Document, will constitute, the legal, valid, and binding obligation of such Principal Company Shareholder, enforceable against such Principal Company Shareholder in accordance with its respective terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (d) NO CONSENTS. No consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, commission, or other governmental authority or instrumentality, or any other third party, is necessary or otherwise required to be obtained or made in connection with the execution, delivery, or performance of this Agreement by such Principal Company Shareholder or with respect to the consummation by such Principal Company Shareholder of the transactions contemplated hereby.

         (e) OWNERSHIP OF COMMON STOCK. To the knowledge of such Principal Company Shareholder, the Company Shareholders collectively own all of the Company Shares, such Company Shareholders are the owners, free and clear of all liens, claims, pledges, encumbrances, options, charges, restrictions, and adverse rights or interests whatsoever, of the number of Company Shares reflected on the attached Schedule 5(e) and no Company Shareholder is a party to or bound by any option, contract, or other commitment relating to any issued or unissued stock or any other security issued or to be issued by the Company. By virtue of such Company Shareholder's ownership of the Company Shares reflected on Schedule 5(e), such Company Shareholder owns the percentage of the total issued and outstanding capital stock of the Company set forth beside such Company Shareholder's name on Schedule 5(e). Other than as set forth on Schedule 5(e), such Company Shareholder owns no capital stock or other securities of the Company or any right of any kind to have any such capital stock or other security issued. To the knowledge of such Principal Company Shareholder, no former or present holder of the Company Shares of any Company Shareholder has any legally cognizable claim against the Company based on any transfer by such Company Shareholder of the Company Shares owned by such Company Shareholder as reflected on Schedule 5(e). To the knowledge of such Principal Company Shareholder, no action or failure to act of any Company Shareholder (or of his predecessor in interest) of any nature or kind with respect to any capital stock or other securities (including offers, options, warrants, or convertible debt or other securities with respect thereto) of the Company, or any corporation which has been merged into the Company, has given or may give rise to any claim or action by any person involving such a matter which is enforceable against the Company Shares of such Company Shareholder, the Company, or the Parent, and, to the knowledge of such Principal Company Shareholder, no fact or circumstance exists which could give rise to any such right, claim, or action on behalf of any person.

         (f) BROKERS AND ADVISORS. Except as shown on the attached Schedule 5(f), no Principal Company Shareholder has engaged the services of any broker, finder, or advisor, nor has he taken any action which would give rise to a valid claim against any Party for a brokerage commission, finder's fee, or like payment.

         (g) INVESTMENT INTENT. To the knowledge of such Principal Company Shareholder, each Company Shareholder is acquiring the Parent Shares hereunder for his own account, for investment purposes only, and not with the intent or view to resell, fractionalize, or further distribute such shares.

         (h) PARENT SHARES NOT REGISTERED. Each Principal Company Shareholder acknowledges and understands that: (1) the offer and the issuance of the Parent Shares hereunder has not been registered with the Securities and Exchange Commission or any other State securities agency, and is being made pursuant to exemptions from the registration provisions of the Securities Act of 1933, as amended, and any other applicable State securities laws; (2) the Parent Shares are restricted under applicable securities laws and must be held indefinitely unless the offer and sale thereof is subsequently registered under the Securities Act of 1933, as amended, and any other State securities laws, or unless an exemption from registration is available; (3) certificates representing the Parent Shares will bear an appropriate restrictive legend to this effect; and (4) the Principal Company Shareholders have informed the other Company Shareholders, in writing, as to the foregoing.

         (i) APPROVAL OF MERGER. The Principal Company Shareholders will vote their shares of the Company in favor of the Merger.

         (j) ACCREDITED INVESTOR. Each Principal Company Shareholder is an Accredited Investor (as the term "Accredited Investor" is defined in Section 2(15) of the Securities Act of 1933, as amended, and Rule 501 of Regulation D promulgated thereunder).

         (k) DISCLOSURE. No representation or warranty made by the Company in this Agreement or in any statement, certificate, or other document delivered to the Parent or Newco by the Company or any Principal Company Shareholder in connection herewith contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                   ---------------------------------------------

         The Company warrants to the Parent and Newco as follows:

         (a) ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite power and authority to own its assets and carry on its business as presently conducted, and to enter into and perform this Agreement. The Company does not own any controlling interest in any corporation, partnership, joint venture, or other business entity. Copies of the Articles of Incorporation and the By-Laws of the Company have been delivered to Parent and Newco, and such copies are true, complete, and correct, and in full force and effect.

         (b) AUTHORIZATION; BINDING EFFECT. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of the Company. A certified copy of the resolutions adopted by the Board of Directors of the Company in this regard is attached as Exhibit 6(b). This Agreement has been duly executed and delivered by the Company and constitutes, and upon execution and delivery will constitute, the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) NO CONFLICTS. Neither the execution and delivery of this Agreement by the Company or any other document or instrument to be executed by the Company pursuant to this Agreement or otherwise in connection herewith (collectively, the "Company Documents"), nor the consummation by the Company and the Company Shareholders of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or, with notice or lapse of time or both, would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company, under the Articles of

Incorporation or the By-Laws of the Company, or the terms of any contract, instrument, or other agreement to which the Company is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to the Company.

         (d) CAPITALIZATION OF THE COMPANY. The Company's authorized capital stock consists of (1) eighty million (80,000,000) shares of common stock, $.001 par value per share, of which eighteen million five hundred thousand (18,500,000) shares are issued and outstanding, and owned by the Company Shareholders, and (2) twenty million (20,000,000) shares of preferred stock, $.001 par value per share, none of which are issued or outstanding. All issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. The Company has no other shares of capital stock or other securities authorized, issued, or outstanding. The Company is not a party to or bound by any option, warrant, contract, convertible or exchangeable securities, or any other commitment of any character relating to any capital stock or other security issued or to be issued by the Company.

         (e) OWNERSHIP OF COMMON STOCK. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. No present or past holder of shares of capital stock of the Company, or their predecessors, or any other person, has any right to receive or to otherwise have issued to them any shares of capital stock or other securities of the Company. The Company is not obligated by contract, operation of law, or otherwise to issue any additional shares of capital stock or other security, and no third party has any right to receive from the Company, or its predecessors in interest, any capital stock or other securities of the Company.

         (f) FINANCIAL STATEMENTS. The Company has delivered to the Parent and Newco true and correct copies of the Company's balance sheet dated December 31, 2000 and the related statement of income and retained earnings for the period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial position and results of operations of the Company as of the dates thereof and for the periods covered thereby.

         (g) NO UNDISCLOSED LIABILITIES. Except as otherwise expressly reflected or reserved against in the Company's December 31, 2000 balance sheet or as expressly set forth in the attached Schedule 6(g), the Company has no indebtedness or liabilities or other obligations of any nature whatsoever (whether direct or indirect, asserted or unasserted, known or unknown, accrued, absolute, contingent, or otherwise), except accounts payable and other liabilities incurred in the ordinary and customary course of business since December 31, 2000, except for legal fees incurred by the Company after the signing of a letter of intent with the Parent dated December 15, 2000.

         (h) ABSENCE OF ADVERSE CHANGES OR EVENTS. Since April 6, 2000 the Company has conducted its business only in the ordinary course, consistent in all material respects with past practice, and there has not occurred any material adverse change in the business, assets, liabilities, financial condition, or results of operations of the Company, and since April 6, 2000 the Company has not:

             (1) Amended its Certificate of Incorporation or its By- Laws;

             (2) Declared or paid any dividend or made any distribution or payment of any kind in respect of its capital stock;

             (3) Amended or modified any collective bargaining agreement (except as required by law);

             (4) Entered into, or adopted, any employee benefit plan or any employment contract, or increased the salaries or compensation of its officers or other employees, or paid any bonuses to any of such officers or other employees (other than bonuses in the ordinary course of the Company's business consistent with the Company's past practice);

             (5) Except to the extent reflected on the attached Schedule 6(h)(5), incurred any liability for borrowed money, encumbered any of its assets, or entered into any agreements relating to incurring additional debt, other than incurring accounts payable in the ordinary course of business consistent in all material respects with past practice;

             (6) Acquired or agreed to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business corporation, partnership, association, or other entity or individual;

             (7) Sold or otherwise disposed of any real property or other tangible assets, including capital or fixed assets, in excess of five thousand dollars ($5,000) per item or ten thousand dollars ($10,000) in the aggregate, other than the sale of inventory in the ordinary course of business;

             (8) Hired any new management employees;

             (9) Made commitments or entered into any agreement or contract outside the ordinary course of business which involves payments from the Company in excess of ten thousand dollars ($10,000) individually or twenty thousand dollars ($20,000) in the aggregate;

             (10) Permitted or allowed any assets or properties to become subject to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind except: (A) such as existed on December 31, 2000, (B) liens imposed by law, and (C) those incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehouses, laborers, materialmen, and the like;

             (11) Canceled any material indebtedness to the Company or waived any claims or rights of substantial value;

             (12) Entered into any contract, lease, commitment, arrangement, or understanding with any Affiliate;

             (13) Made any change in any method of accounting or accounting practice or policy other than as required by generally accepted accounting principles;

             (14) Except as shown on the attached Schedule 6(h)(14), entered into any lease of real property or any other material lease involving any other property, or amended, modified, terminated, or permitted to lapse any lease of real property or any other material lease of personal property;

             (15) Entered into any agreement the terms of which would be violated by the consummation of the transactions contemplated hereby;

             (16) Changed its credit collection or billing procedures or policies;

             (17) Effectuated a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any employment facility, operating unit, department, or employees of the Company;

             (18) Made any change or revoked any tax election or entered into or amended any agreement or settlement with any taxing authority;

             (19) Dealt with any other party concerning the sale of any of the Company Shares, any merger, consolidation, or sale of all or a substantial portion of the assets of the Company, or any other similar transaction involving the Company;

             (20) Taken any action which would cause any representation or warranty of the the Company Shareholders contained herein to become false or incorrect;

             (21) Failed to use the Company's reasonable efforts consistent in all material respects with past practice to preserve its business organization intact, keep available the service of its officers and employees, and preserve the goodwill of its suppliers, customers, dealers, distributors, contractors, and others doing business with it;

             (22) Failed to pay all trade payables and other amounts payable to creditors as they became due in accordance, and in all material respects, with past practices (except to the extent any such amounts were reasonably and in good faith disputed by the Company);

             (23) Failed to maintain all buildings, equipment, and other tangible assets owned or used by the Company in substantially the same condition and repair as existed as of April 6,2000, ordinary wear and tear excepted; or

             (24) Agreed, whether in writing or otherwise, to do any of the foregoing.

         (i) ACCOUNTS RECEIVABLE. All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and reflect in all material respects amounts properly due and owed to the Company. None of the accounts receivable of the Company are subject to any material counterclaim, right of offset, defense, or other material adverse interest whatsoever.

         (j) INVENTORIES. The inventories of the Company consist in all material respects of items of a quality and quantity usable and salable in the normal course of business, the recorded value of all items of inventory which were obsolete, damaged, or unsalable have been properly written off or down to realizable market value, or adequate reserves provided therefor, and the values at which such inventories are and will be carried on the books of the Company reflect the Company's normal inventory valuation policy of stating inventories at the lower of cost or market.

         (k) LITIGATION. Except as shown on the attached Schedule 6(k), there is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of the Company, threatened against the Company or its assets, properties, or business, or the transactions contemplated by this Agreement, and neither the Company nor its assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (l) COMPLIANCE WITH LAWS. The Company, the use and occupancy of its assets and properties, and the conduct of its business are, and at all times on or prior to the date hereof have been, in compliance with, and not in violation of, all Federal, State and local laws, ordinances, rules, regulations, orders, judgments, and decrees applicable to the Company and its assets, properties, and business, including, without limitation, all Environmental Laws (as the term "Environmental Laws" is hereinafter defined), and all laws, rules, and regulations dealing with antitrust matters, fair trade and competition, and government corrupt practices.

         (m) GOVERNMENTAL LICENSES AND PERMITS. The attached Schedule 6(m) sets forth a true, correct and complete list of all material governmental licenses, permits, franchises, and other authorizations held or otherwise maintained by the Company in connection with the conduct of its business or the ownership or possession of its assets and properties (the "Licenses and Permits"), other than nonmaterial local licenses required of businesses generally. All such Licenses and Permits are in full force and effect, there are no existing violations in connection therewith, and no proceeding is pending or, to the knowledge of the Company, threatened with respect to the revocation or limitation of the same.

         (n) LABOR MATTERS. None of the Company's employees are covered by a collective bargaining agreement, and no organizational efforts with respect to any employees of the Company are pending or, to the knowledge of the Company, threatened. No formal or otherwise labor dispute, strike, or work stoppage with respect to any employees of the Company is pending or, to the knowledge of the Company, is threatened. There are no existing employee claims (other than nonmaterial health insurance, disability insurance, and workers' compensation claims in the ordinary and customary course of business, which are fully covered by insurance), grievances, or unfair labor practice complaints pending or outstanding against the Company. The Company is, and at all times on or prior to the date hereof has been, in compliance with, and not in violation of, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Vocational Rehabilitation Act of 1973, as amended, and all applicable Federal and State civil rights laws.

         (o) CONTRACTS. Set forth on the attached Schedule 6(o) is a true, correct, and complete list of: (1) each contract, lease, agreement, or other commitment, understanding, or arrangement (oral or written) to which the Company is a party or by which it or any of its assets or properties is otherwise bound or subject (collectively, the "Contracts"); (2) any employment contract not terminable at will by the Company without liability or penalty; (3) any lease of real property; (4) any material lease of personal property; (5) any agreement for the purchase, sale, or other disposition of any materials, equipment, supplies, or inventory, or the provision of any services, outside the ordinary course of business; (6) any covenant not to compete or other contract containing any restrictions on the operations of the Company; (7) any extraordinary purchase or sales orders; (8) any employee collective bargaining agreement or other contract with any labor union; (9) any contract with any Affiliate; (10) any material license or other agreement relating to any Company intellectual property; and (11) any note, bond, mortgage, indenture, loan agreement, security agreement, or deed of trust; but in each case excluding from such Schedule any Contract in the ordinary course of business which is not material to the Company and which does not have an aggregate future liability to the Company of more than ten thousand dollars ($10,000). Each of the Contracts is valid, binding, and in full force and effect, and is enforceable by the Company in accordance with its terms in a manner that obtains for, or imposes upon, the parties the primary benefits and obligations of such agreements, and the Company has not received any notice terminating, revoking, or rescinding any of the Contracts, or expressing any interest to do the same and, to the knowledge of the Company, no other party to any of the Contracts has any intent to take any action to terminate, rescind, or revoke any of such Contracts. The Company has performed in all material respects all obligations, and complied in all material respects with all covenants, required to be performed and complied with by it to date under the Contracts, and the Company is not (with or without lapse of time, the giving of notice, or both) in breach of or default under any material provision of the Contracts and, to the knowledge of the Company, no other party to any of the Contracts is (with or without the lapse of time, the giving of notice, or both) in breach of or default thereunder. True, correct, and complete copies of the

Contracts have been supplied by the Company to the Parent and Newco.

         (p) TAX MATTERS. The Company, and any affiliated group (within the meaning of Section 1504 of the Code) of which the Company is or has been a member, has timely filed all Tax returns, reports, and forms which it was obligated to file under applicable law, rule, or regulation with the appropriate governmental authorities. All such Tax returns, reports, and forms were properly prepared in accordance with all applicable laws, rules, and regulations, and truly and accurately reflect the Tax liabilities of the Company for the periods covered thereby. All Taxes shown to be due on such returns, reports, and forms, as well as any and all other Taxes required by applicable law, rule, or regulation to be paid by the Company, have been timely paid in full to the appropriate taxing authority. No Tax liens have been filed against the Company or any of its assets or properties, and no claims, audits, investigations, or proceedings are pending, or to the knowledge of the Company, is threatened with respect to any Taxes. The Company is not presently bound by any agreements extending the statute of limitations with respect to any Taxes, and the Company has not made any election under Section 341(f) of the Code nor has it agreed, or is it required, to make any adjustment under Section 481 of the Code. The Company has properly withheld or otherwise collected all Taxes and other amounts which it was required to withhold or collect under any applicable law, including, without limitation, any amounts required to be withheld or collected with respect to employee income tax withholding, social security, unemployment compensation, sales or use taxes, and all such amounts have been timely remitted to the proper authorities.

         (q) TITLE TO ASSETS AND PROPERTIES. The Company has good, valid, and marketable title (or in the case of licenses, leases, or other rights in any agreements, the right to exercise its rights under such agreements) to all the assets and properties reflected on the Company's December 31, 2000 balance sheet or thereafter acquired or otherwise used by the Company in the conduct of its business, except inventories and other nonmaterial assets sold since such date in the ordinary course of business, in each case free and clear of all liens, claims, encumbrances, security interests, restrictions, or adverse rights or interests whatsoever, except: (1) liens and encumbrances with respect to liabilities reflected on the Company's December 31, 2000 balance sheet or otherwise expressly disclosed in this Agreement; (2) property taxes for the current year which are not yet delinquent; (3) with respect to any real property, liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, warehousemen, laborers, materialmen, and the like; and (4) such utility easements and minor imperfections of title as do not individually or in the aggregate materially impair the continued use and operation of such property in the business of the Company. The attached Schedule 6(q) sets forth a complete list of all real property and interests in real property owned in fee or leased by the Company. None of the real property owned or leased by the Company is subject to any pending or (to the knowledge of the Company) threatened condemnation proceeding or proceedings to take all or any part thereof by eminent domain, and no part of any real property owned or leased by the Company is located within any area designated as a flood plain by any governmental agency. To the knowledge of the Company, no material part of any of the real property owned or leased by the Company requires any material structural repair necessary for the continued use of such property in the manner in which such property has been historically used in the business of the Company.

         (r) EMPLOYEE BENEFIT PLANS.

             (1) The attached Schedule 6(r) sets forth a true, correct, and complete list of each employee pension, profit- sharing, deferred compensation, severance pay, stock bonus, stock option, stock purchase, bonus, incentive, or any other form of retirement or compensation plan, and each hospitalization, dental, vision, or other health plan, vacation, disability, sick pay, accident insurance, or other welfare plan, fund, program, policy, contract, or arrangement providing employee benefits, maintained or contributed to by the Company in which any employees or former employees of the Company have participated or under which any such person has accrued and remains entitled to benefits (collectively, the "Plans"). The Company has delivered to the Parent and Newco true and complete copies of (or, where copies do not exist, summaries of) each of the Plans, and all amendments thereto, all trust agreements, insurance contracts, and other documents, including, but not limited to, summary plan descriptions, if any, currently in effect with respect to the Plans.

             (2) Each of the Plans has been operated in accordance with its terms and in accordance with all applicable laws, rules, and regulations relating thereto, including, but not limited to, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Code, and the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). All required governmental filings have been made with respect to the Plans.

             (3) The Company has not contributed, nor been obligated to contribute to, and no employees, former employees, or retired employees of the Company are as a result of their employment with the Company participants in, any "multi-employer plan" which is a "pension plan," as such terms are defined in Sections 3(2) and 3(37) of ERISA, and the Company has no current, contingent, or potential liability with respect to any such plan.

             (4) Neither the Company nor any corporation, trade, or business (whether or not incorporated) which would be treated as a member of the controlled group (the "Controlled Group") of the Company under Section 4001(a)(14) of ERISA would be liable for any amount pursuant to Sections 4062, 4063, or 4064 of ERISA, if any Plan which is the subject to Title IV of ERISA (a "Title IV Plan") were to terminate.

             (5) Neither the Company nor any member of the Controlled Group has been involved in any transactions that would cause the Company to be subject to liability with respect to a Title IV Plan or any other plan subject to Title IV of ERISA to which the Company or any member of the Controlled Group contributed or was obligated to contribute during the six (6) year period ending on the Closing Date under Sections 4062, 4069, or 4212(c) of ERISA. Neither the Company nor any member of the Controlled Group has incurred any liability under Title IV of ERISA which could become or remain a liability of the Parent after the Closing Date.

             (6) Neither the Company nor any of the Plans or any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a transaction as a result of which the Company, the trustee, or the administrator of the Plans or any such trust could become subject to a liability or civil penalty assessed pursuant to Sections 409, 502(i), or 502(l) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code.

             (7) There are no pending or (to the knowledge of the Company) threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits pursuant to the terms thereof). All notices required to be given under COBRA have been timely and properly made in accordance with COBRA and the rules and regulations thereunder, and no employee, former employee, or "qualified beneficiary," as defined in COBRA, has any claim or contingent claim against the Company for failure to comply with COBRA and the rules and regulations thereunder.

             (8) No condition exists and no event has occurred with respect to any Plan that is a multi-employer plan (as defined in Section 4001(a)(3) of ERISA) which presents a risk of complete or partial withdrawal under Subtitle E of Title IV of ERISA, nor has the Company or any member of the Controlled Group been notified that any such Plan is insolvent or in reorganization within the meaning of Section 4241 of ERISA.

             (9) None of the Plans or any trusts established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and in Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plans sufficient to give rise to a lien under
Section 302(f) of ERISA.

             (10) No policy, plan, practice, program, arrangement, understanding, or agreement exists which could result in the payment by the Company of money or any other property or rights, or accelerate or provide any other rights or benefits, to any employee of the Company as a result of the transactions contemplated herein, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

         (s) INSURANCE. The attached Schedule 6(s) contains a true, correct, and complete list of all general liability, product liability, fire and casualty, motor vehicle, and other insurance maintained by the Company. Regarding such insurance: (1) all such insurance is in full force and effect, all premiums due thereunder have been timely and properly paid and the Company is in compliance in all material respects with all requirements, terms, and provisions thereof;
(2) true and correct copies of all insurance policies relating to such coverage have been provided by the Company to the Parent and Newco; (3) none of the insurance policies maintained by the Company is subject to any retroactive rate adjustment; (4) the Company has not received any notice of cancellation or nonrenewal (or which expresses an intent to cancel or not renew) of any insurance coverage maintained by the Company; and (5) the Company has no knowledge of an intention on the part of any insurance carrier providing insurance to the Company to cancel or otherwise not renew any such insurance.

         (t) ENVIRONMENTAL MATTERS. Regarding the assets or properties owned, leased, or otherwise used by the Company: (1) neither the Company nor the assets or properties owned, leased, or otherwise used by the Company, nor any operations of the Company, are presently, or have been in the past, in violation of any applicable Federal, State or local law, rule, regulation, order, decree, or ordinance relating to environmental protection or pollution, including, without limitation, any laws, rules, regulations, orders, decrees, or ordinances relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of pollutants, contaminants or hazardous or toxic or highly toxic materials or wastes, including, without limitation, the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide and Rodenticide Act, the Clean Air Act, the Clean Water Act, and all regulations, rules, and ordinances adopted and promulgated thereunder, all as may be amended from time to time (each an "Environmental Law," collectively "Environmental Laws"); (2) no notice of, charge, or investigation is pending or, to the knowledge of the Company, is threatened with respect to the violation of any Environmental Law; (3) the Company has obtained, and is in compliance with, all licenses, permits and other authorizations which are required by applicable Environmental Laws and all such licenses, permits, and other authorizations are in full force and effect; (4) the Company is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Environmental Laws or in any code, plan, judgment, order, notice, or demand letter issued, entered, promulgated, or approved thereunder; and (5) there is no fact, event, circumstance, activity, incident, plan, or condition presently existing, or having occurred in the past, which (A) may give rise to any claim, charge, or assertion that the Company or any of its respective assets or properties owned, leased, or otherwise used by the Company, or the operations of the Company is or has been in violation of any Environmental Law, or (B) could otherwise form the basis for any liability, claim, action, suit, proceeding, investigation, assessment for response costs, or remediation or hearing based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, emission, discharge, release, or threatened release into the environment of any pollutant, contaminant, or hazardous or toxic or highly toxic material, substance, or waste.

         (u) NO PENDING TRANSACTIONS. Except for the Merger, the Company is not a party to, bound by, or the subject of any agreement, undertaking, or commitment to: (1) merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person; or (2) sell, lease, or exchange all or substantially all of its property and assets to any other corporation or person.

         (v) MAJOR CUSTOMERS AND SUPPLIERS. The attached Schedule 6(v) sets forth a true, correct, and complete list of each of the Company's suppliers and customers doing business with the Company in an amount exceeding ten thousand dollars ($10,000) per year, each as measured in terms of dollar volume paid or received during the year ended December 31, 2000. The Company has no knowledge of any intention by any of the Company's material customers or suppliers to terminate or materially reduce their relationship with the Company, whether by reason of the transactions contemplated hereby or otherwise.

         (w) TRANSACTIONS WITH AFFILIATES. Except as shown on the attached
Schedule 6(w), the Company is not a party to or bound by any contract, commitment, loan, lease, or other arrangement or understanding with any Affiliate, and none of such persons owns any interest in any corporation, partnership, or other business or entity that is a party to any business arrangements or relationships of any kind with the Company.

         (x) BOOKS AND RECORDS. The books and records of the Company provided to the Parent and Newco are true, correct, and complete in all material respects, and have not been altered in anticipation of the transactions contemplated by this Agreement, and to the knowledge of the Company no corporate minutes or written consents of the Company Shareholders or the Board of Directors of the Company, or any other corporate records or instruments have been removed from the corporate records of the Company.

         (y) POWERS OF ATTORNEY. The Company does not presently have outstanding any power of attorney authorizing any third party to act by or on behalf of the Company.

         (z) GUARANTIES. The Company has not guaranteed, co-signed, or otherwise become obligated (contingently or otherwise) with respect to the indebtedness or obligations of any other person.

         (aa) OFFICERS AND DIRECTORS. The attached Schedule 6(aa) sets forth a complete and accurate list of: (1) the names of all directors of the Company;
(2) the names of the president, executive vice president, secretary, and treasurer of the Company; (3) all safes, vaults and safety deposit boxes maintained by or on behalf of the Company or in which assets or properties of the Company are held, and the names of all persons authorized to have access thereto; and (4) all bank accounts of the Company and the names of all authorized signatories with respect to such accounts.

         (bb) INTELLECTUAL PROPERTY. The attached Schedule 6(bb) sets forth a true, correct, and complete list of all United States and foreign patents, patent applications, licenses, trademarks, trademark applications, copyrights, trade names, service marks, service, names and other proprietary rights owned or otherwise used by the Company. To the knowledge of the Company: (1) the Company possesses all necessary rights to utilize such property in the course of its business; (2) the Company has not used any intellectual property of the Company in violation of the rights or interests of any third party or any contractual agreement with respect thereto; (3) none of the intellectual property of the Company has been declared invalid, been limited in any respect by any court or by agreement or otherwise, and no such property is subject to any infringement, interference, or other similar proceeding or challenge; and (4) the Company is not infringing, or otherwise acting adversely to, the right of any person or entity under or in respect to any patent, patent application, license, trademark, trademark application, copyright, trade name, service mark, service name, or similar proprietary right.

         (cc) BROKERS AND ADVISORS. Except as shown on the attached Schedule 6(cc), the Company has not engaged the services of any broker, finder, or advisor, and has not taken any action which would give rise to a valid claim against any Party for a brokerage commission, finder's fee, or like payment.

         (dd) DISCLOSURE. No representation or warranty made by the Principal Company Shareholders in this Agreement or in any statement, certificate, or other document delivered to the Parent and Newco by the Principal Company Shareholders or the Company in connection herewith contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                        7. REPRESENTATIONS AND WARRANTIES
                             OF THE PARENT AND NEWCO
                             -----------------------

         The Parent and Newco hereby represent and warrant to the Company and the Company Shareholders as follows:

         (a) ORGANIZATION AND STANDING. The Parent and Newco are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware, respectively, and any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite corporate power and authority to own its assets and carry on its business as it is now being conducted, and the business it will conduct after the Merger, and to enter into and perform this Agreement.

         (b) AUTHORIZATION; BINDING EFFECT. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of the Parent and Newco. A certified copy of the resolutions adopted by the Board of Directors of the Parent, and of the Board of Directors of Newco, in this regard are attached as Exhibit 7(b). This Agreement has been duly executed and delivered by the Parent and Newco and constitutes, and upon execution and delivery will constitute, the legal, valid, and binding obligations of the Parent and Newco, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforrceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) NO CONFLICTS. Neither the execution and delivery by the Parent or Newco of this Agreement, or any other document or instrument to be executed by the Parent or Newco pursuant to this Agreement or otherwise in connection herewith (collectively, the "Parent/Newco Documents"), nor the consummation by the Parent or Newco of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or, with notice or lapse of time or both, would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of their properties, under the Articles of Incorporation or the By- Laws of the Parent or Newco, or the terms of any contract, instrument, or other agreement to which the Parent or Newco is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to the Parent or Newco.

         (d) CAPITALIZATION OF THE PARENT. The Parent is authorized to issue (1) one hundred million (100,000,000) shares of common stock, $.0001 par value per share, of which four million (4,000,000) shares are presently issued and outstanding, and owned by the Parent Shareholders, and (2) twenty million (20,000,000) shares of preferred stock, $.0001 par value per share, none of which are issued or outstanding. After the issuance of the eighteen million five hundred thousand (18,500,000) parent Shares set forth in Section 3(a), the total outstanding Parent Shares will be nineteen million five hundred thousand (22,500,000) Parent Shares. All issued and outstanding shares of capital stock of the Parent have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. The Parent has no other shares of capital stock or other securities authorized, issued, or outstanding. The Parent is not a party to or bound by any option, warrant, contract, convertible or exchangeable securities, or any other commitment of any character relating to any capital stock or other security issued or to be issued by the Parent.

         (e) ACCESS TO INFORMATION. The Parent and Newco each acknowledge that they have been provided with access to all financial and other information concerning the Company Shares, the Company, and this transaction which each deemed necessary in order to make an informed investment decision. The Parent and Newco have had a reasonable opportunity to ask questions of, and receive answers from, the Company and its officers, agents, and advisors in connection with this transaction.

         (f) SEC FILINGS. The Parent is subject to the reporting requirements of
Section 13 of the Securities Exchange Act of 1934 (the "Act"), and is current in respect to all required filings under the Act. All of such filings, including financial statements, are true and correct, and do not omit to state any material fact necessary to make the statements contained therein not misleading.

         (g) LITIGATION. Except as shown on the attached Schedule 7(g), there is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of the Parent and Newco, threatened against the Parent or Newco or their assets, properties, or business, or the transactions contemplated by this Agreement, and neither the Parent, Newco, nor their assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (h) CONTRACTS. Set forth on the attached Schedule 7(h) is a true, correct, and complete list of: (1) each contract, lease, agreement, or other commitment, understanding, or arrangement (oral or written) to which the Parent and/or Newco is a party or by which it or any of their assets or properties is otherwise bound or subject (collectively, the "Contracts"); (2) any employment contract not terminable at will by the Parent or Newco without liability or penalty; (3) any lease of real property; (4) any material lease of personal property; (5) any agreement for the purchase, sale, or other disposition of any materials, equipment, supplies, or inventory, or the provision of any services, outside the ordinary course of business; (6) any covenant not to compete or other contract containing any restrictions on the operations of the Parent or Newco; (7) any extraordinary purchase or sales orders; (8) any employee collective bargaining agreement or other contract with any labor union; (9) any contract with any affiliate of the Parent; (10) any material license or other agreement relating to any Parent or Newco intellectual property; and (11) any note, bond, mortgage, indenture, loan agreement, security agreement, or deed of trust; but in each case excluding from such Schedule any Contract in the ordinary course of business which is not material to the Parent or Newco and which does not have an aggregate future liability to the Parent or Newco of more than ten thousand dollars ($10,000). Each of the Contracts is valid, binding, and in full force and effect, and is enforceable by the Parent or Newco in accordance with its terms in a manner that obtains for, or imposes upon, the parties the primary benefits and obligations of such agreements, and neither the Parent or Newco has received any notice terminating, revoking, or rescinding any of the Contracts, or expressing any interest to do the same and, to the knowledge of the Parent and Newco, no other party to any of the Contracts has any intent to take any action to terminate, rescind, or revoke any of such Contracts. The Parent and/or Newco has performed in all material respects all obligations, and complied in all material respects with all covenants, required to be performed and complied with by it to date under the Contracts, and they are not (with or without lapse of time, the giving of notice, or both) in breach of or default under any material provision of the Contracts and, to the knowledge of the Parent and Newco, no other party to any of the Contracts is (with or without the lapse of time, the giving of notice, or both) in breach of or default thereunder. True, correct, and complete copies of the Contracts have been supplied by the Parent to the Company.

         (i) GUARANTIES. Neither the Parent nor Newco has guaranteed, co-signed, or otherwise become obligated (contingently or otherwise) with respect to the indebtedness or obligations of any other person.

         (j) INTELLECTUAL PROPERTY. The attached Schedule 7(j) sets forth a true, correct, and complete list of all United States and foreign patents, patent applications, licenses, trademarks, trademark applications, copyrights, trade names, service marks, service names, and other proprietary rights owned or otherwise used by the Parent and/or Newco. To the knowledge of the Parent and
Newco: (1) the Parent and/or Newco possess all necessary rights to utilize such property in the course of their business; (2) neither the Parent nor Newco has used any intellectual property of the Parent or Newco in violation of the rights or interests of any third party or any contractual agreement with respect thereto; (3) none of the intellectual property of the Parent or Newco has been declared invalid, been limited in any respect by any court or by agreement or otherwise, and no such property is subject to any infringement, interference, or other similar proceeding or challenge; and (4) neither the Parent nor Newco is infringing, or otherwise acting adversely to, the right of any person or entity under or in respect to any patent, patent application, license, trademark, trademark application, copyright, trade name, service mark, service name, or similar proprietary right.

         (k) RECEIPT OF THE COMPANY'S FINANCIAL STATEMENTS. The Parent and Newco have received and reviewed the Financial Statements, and their officers have had discussions with the Chief Executive Officer of the Company regarding all elements of the Company's financial performance over the past years, including the period covered by the Financial Statements.

               8. COVENANTS OF THE PRINCIPAL COMPANY SHAREHOLDERS
                  -----------------------------------------------

         The Principal Company Shareholders covenant to the Parent and Newco as follows:

         (a) DISCLOSURE. Each Principal Company Shareholder will inform the Parent promptly of anything which comes to his attention that would make any representation or warranty of the Company or of such Principal Company Shareholder made herein untrue or misleading, or which constitutes a breach of any covenant of the Company or such Principal Company Shareholder contained herein.

         (b) RETENTION OF EMPLOYEES. The Principal Company Shareholders will use their reasonably best efforts to persuade the Company's employees to remain employed after the Closing Date.

         (c) MUTUAL RELEASES. At the Closing, mutual releases will be executed by the Company, the Principal Company Shareholders, and the Company's directors and executive officers covering any and all matters which arose prior to the Closing Date out of the operation of the Company's business.

         (d) ADDITIONAL FINANCIAL INFORMATION. The Principal Company Shareholders will provide to the Parent and Newco audited financial statements of the Company from the Company's inception through the Financial Statements.

         (e) QUESTIONNAIRES. The Principal Company Shareholders will use their best efforts to provide to the Parent, upon the Parent's request, questionnaires of the Company's officers and directors.

         (f) MINIMUM MONEY. As a result of the Merger, the Parent will have at the Closing an amount of money that is not less than one hundred fifty thousand dollars ($150,000), all of which money will be under the sole control of the Parent after the Merger.

                           9. COVENANTS OF THE PARENT
                              -----------------------

         The Parent covenants to the Company Shareholders as follows:

         (a) INDEBTEDNESS. The Parent and Newco will have no liabilities at the Closing, except for transfer agent expenses accrued by the Parent or Newco after the signing of the letter of intent between the Company and the Parent dated December 15, 2000, and legal fees payable to the Parent's counsel relating to the Merger, including the preparation and filing of a Form 8-K with the Securities and Exchange Commission, and the preparation and filing of an S-8 Registration Statement in connection with the Parent's adoption of an Employee Stock Option Plan (which fees are estimated to be thirty-five thousand dollars ($35,000).

         (b) AVOIDANCE OF CERTAIN ACTIONS. Neither the Parent nor Newco will take any action on or after the Closing Date that would jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code, including but not limited to any action that would violate the rules of U.S. Treasury Regulation ss.1.368-1(d) or (e) (relating to continuity of business enterprise and continuity of interest).

         (c) SEC FILINGS. The Parent will provide to the Company all of the Parent's filings with the SEC from the Parent's inception, and the Parent's present officers, directors, and principal shareholders will cooperate with the filing of the S-8 Registration statement.

         (d) THE PARENT'S DISTRIBUTION OF MONEY. Prior to the Closing Date, the board of directors of the Parent shall approve a pro rata distribution to the Parent Shareholders of one hundred fifty thousand dollars ($150,000) and immediately after the Closing Date, the Parent shall distribute such one hundred fifty thousand dollars ($150,000) to the Parent Shareholders (and only to the Parent Shareholders) in such Shareholders' capacity as the shareholders of the Parent immediately prior to the Closing Date.

                              10. MUTUAL COVENANTS
                                  ----------------

         (a) EFFORTS, COOPERATION AND THIRD PARTY CONSENTS. Subject to the terms and conditions of this Agreement, each Party will use its reasonably best efforts to cooperate with the others so as to cause the Closing to occur as provided herein and to obtain any third-party consents that may be required to consummate the transactions contemplated by this Agreement.

         (b) CONFIDENTIALITY. The Parties agree that, except to the extent required by law or by valid legal process: (1) each Party will treat all information provided by another party hereunder ("Confidential Information") as permanently confidential; (2) no Party will use any Confidential Information it receives from another Party hereunder other than in connection with performing its obligations under this Agreement; and (3) no Party will disclose any Confidential Information to any third party without prior written consent of the disclosing Party. However, notwithstanding the preceding sentence, a Party may disclose Confidential Information to those of its representatives who need to know such Confidential Information for purposes of assisting such party with the transactions contemplated by this Agreement and who agree or are otherwise legally bound to hold such Confidential Information in confidence. All Confidential Information is and will remain the property of the disclosing Party. Each Party represents and warrants that prior to the execution hereof it has not disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein, and covenants and agrees that following the execution of this Agreement it shall not disclose to any person, individual, or entity any of such terms, conditions, or matters, and to keep the same confidential. However, the foregoing obligations of confidentiality shall not apply to any information that: (4) is already known to the receiving person, free of any restrictions at the time it is obtained by the receiving person; (5) is or becomes publicly known through no wrongful act of the receiving person; (6) is rightfully received by the receiving person from a third party without restriction; (7) is independently developed without breach of any agreements or use of confidential, proprietary, trade secret and/or sensitive information disclosed to or obtained by the receiving person from the disclosing Party; or (8) is disclosed pursuant to the lawful requirement of a governmental agency or is required by operation of law.

         (c) PUBLICITY. The Parent, the Company, and the Company Shareholders each agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior written consent of the others, except for releases and announcements as are required to be made by applicable law, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance.

         (d) TAXES. The Principal Company Shareholders shall be responsible, at their expense, for preparing and timely filing, or causing an independent certified accounting firm to prepare and timely file, all returns and reports for the Company's Federal and State income Taxes for the taxable periods ending on or before the

Closing Date, including any returns with respect to the carryback of net operating losses generated during such taxable periods. In preparing such returns of Taxes for such taxable periods, the Principal Company Shareholders shall not, or shall cause such independent certified accounting firm not to, deviate from the manner in which any item of income or expense of the Company was reported in prior years, except as otherwise required by law. Such Tax returns or reports shall be submitted to the Parent for review at least twenty-one (21) business days prior to the filing date for any such return or report (without regard to extensions). Within fifteen (15) days following the date on which such Tax returns are provided to the Parent, the Parent shall provide to the Principal Company Shareholders a written statement of any objections to the Tax returns. During such time period, the Principal Company Shareholders' accountant shall provide Parent and its representatives with access to his tax work-papers and the methods utilized for purposes of preparing such Tax returns and shall make members of the Principal Company Shareholders' accounting firm reasonably available for discussion with the Parent's accountants. In the event the Parties have not reached agreement on the Tax returns prior to the due date thereof, such Tax returns shall be extended and the disputed issues will be submitted to an independent third party certified public accounting firm mutually acceptable to the Parties for resolution. The determination of such public accounting firm shall be binding upon the Parties absent manifest error. The cost of such independent third party accounting firm shall be borne equally by the Parent on the one hand and the Principal Company Shareholders on the other hand. Once the form of the Tax returns is agreed upon or otherwise determined as provided above, such returns will be filed by the Principal Company Shareholders. The Parent shall be responsible for filing or causing the Company to file all returns and reports for Taxes for the taxable periods of the Company ending after the Closing Date.

         (e) ACCESS TO BOOKS AND RECORDS. Pending the Effective Date, the Parent and the Company shall give each other or their designated representatives, full access to their books of original entry, ledgers, bank statements, minute books, shareholder lists, contracts, patents, trademarks, and all other documents maintained by them in connection with their business operations. In addition, prior to the Merger, each of the Parent and Newco will furnish to the Company or the Company's counsel copies of the Parent's and Newco's Certificate of Incorporation, By-Laws, Board of Directors minutes, shareholders minutes, stock ledgers, and such other documents that the Company might reasonably request, and the Company will furnish to the Parent or the Parent's's counsel copies of the Company's Certificate of Incorporation, By-Laws, Board of

Directors minutes, shareholders minutes, stock ledgers, contracts, purchase orders, license agreements, and such other documents that the Parent might reasonably request.

         (f) INDEBTEDNESS. Pending the Effective Date, neither the Parent, Newco, nor the Company will incur any indebtedness other than in the ordinary course of business, and will not commit themselves to any material undertakings, programs, or projects, other than pursuant to existing agreements, which would have a material negative impact on their balance sheets, without the prior written consent of the other Parties.

         (g) CONSERVATION OF ASSETS. Other than paying current liabilities, the Parent, Newco, and the Company will operate their businesses in a manner consistent with the conservation of their assets, including their cash reserves.

         (h) PRESERVATION OF AND ACCESS TO RECORDS. The Parent agrees that it shall use reasonably commercial efforts to preserve and keep material records of the Company until the later of: (1) December 31, 2004; (2) any longer period as may be required by any governmental agency or ongoing litigation; or (3) in the case of records relating to the proper assessment or the payment of Taxes, until the expiration of the applicable statute of limitations (including waivers and extensions). The Parent shall allow the Principal Company Shareholders, at the Principal Company Shareholders' cost, to inspect and copy such records during normal business hours and upon reasonable written notice as may be reasonably required in connection with any legal proceedings against, or governmental investigations of, the Company or in connection with any Tax examination of the Company; provided, however, that the Principal Company Shareholders will have potential liability with respect to such matter only as provided pursuant to the terms of this Agreement. If the Principal Company Shareholders request assistance hereunder, they shall reimburse the Parent for reasonable out-of-pocket expenses incurred in providing such assistance. In the event the Parent wishes to destroy such records after the time periods specified above, it shall first give ninety (90) days' prior written notice to the Principal Company Shareholders, and the Principal Company Shareholders shall have the right at their option to object to such destruction by prior written notice given to the Parent within such ninety (90)-day period, in which case the Parent at its option will either continue to retain possession of such records or it will hand over such records to the Principal Company Shareholders within one hundred eighty (180) days after the date of the Principal Company Shareholders' notice to the Parent hereunder. If written objection is not received by the Parent within such ninety (90)-day period, the Parent shall be free to dispose of such records as it chooses. In the event such records are delivered to the Principal Company Shareholders as aforesaid, the Principal Company Shareholders shall maintain the confidentiality thereof, and shall not disclose to any third party or otherwise make public any information therein, except as required by applicable law, and the Principal Company Shareholders agree to execute and deliver to the Parent, on behalf of themselves and Principal Company Shareholders, a reasonable confidentiality agreement in this regard containing provisions similar to those provisions contained in the Confidentiality Agreement.

                    11. COVENANTS OF THE PARENT SHAREHOLDERS
                        ------------------------------------

         In consideration of Parent's receipt of the one hundred fifty thousand dollars ($150,000) referred to in Section 8(f), the Parent Shareholders shall, at the Closing, grant to such person or persons designated in writing to the Parent (the "Designee") a six (6)- month written option (the "Option") pursuant to which the Designee may purchase all (or less than all) of the four million Parent Shares, which will be owned by the Parent Shareholders at the Closing Date (the "Optioned Shares"). The option price for the Optioned Shares will be fifty cents ($.50) per Share. If all or any part of the Option is exercised, the closing of the Designee's purchase of the Optioned Shares shall be held no later than thirty (30) days after the end of the foregoing six (6)-month period, and the purchase price shall be paid by certified check(s) upon the Designee's receipt of the certificate(s) for the Optioned Shares that are subject to the exercise accompanied by a duly executed stock power.

                          12. CONDITIONS TO THE CLOSING
                              -------------------------

         The Merger shall be conditioned on:

         (a) PARENT APPROVAL. Its approval by the Board of Directors of the Parent and, if required, the Parent's shareholders;

         (b) COMPANY APPROVAL. Its approval by the Board of Directors of the Company and the Company Shareholders; and

         (c) DUE DILIGENCE. The satisfactory completion of a "due diligence" investigation by the Parent and the Company.

                                 13. THE CLOSING
                                     -----------

         (a) TIME AND PLACE. The Closing of the transactions contemplated by this Agreement (other than the purchase of the

Optioned Shares) shall take place at the offices of Bondy & Schloss, LLP at 9:30a.m. Eastern time on March __, 2001, or at such other time and place mutually agreeable to the Parties. The Closing shall be deemed effective as of the close of business on the Closing Date.

         (b) DELIVERIES AT THE CLOSING BY THE COMPANY. The Company shall cause the following to be delivered to the Parent at the Closing:

             (1) An opinion of counsel to the Company, Bondy & Schloss LLP in the form attached as Exhibit 13(b);

             (2) A certificate of good standing dated within thirty (30) days of the Closing Date from the Delaware Secretary of State on behalf of the Company; and

             (3) Such other documents and instruments required by the terms of this Agreement to be delivered by the Company or the Principal Company Shareholders at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside their reasonable control, such as for example such items are to be provided by third parties).

         (c) DELIVERIES AT THE CLOSING BY THE PARENT. The Parent shall cause the following to be delivered to the Company at the Closing:

             (1) Instructions to the Parent's transfer agent for the issuance of the certificates for the Parent Shares as provided in Section 3(a); and

             (2) Such other documents and instruments required by the terms of this Agreement to be delivered by the Parent at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).

                               14. INDEMNIFICATION
                                   ---------------

         (a) INDEMNIFICATION BY THE PRINCIPAL COMPANY SHAREHOLDERS. Each Principal Company Shareholder hereby covenants and agrees:

             (1) To severally indemnify and hold harmless the Parent from and against any loss, liability, claim, cost, damage, or expense (including reasonable legal fees and expenses) (collectively, a "Loss") arising out of or resulting from, any breach of any representation, warranty, covenant, or other agreement on the part of such Principal Company Shareholder contained in this Agreement or in any certificate, instrument, or other document delivered by the Principal Company Shareholders pursuant hereto, or any covenant or agreement by or on behalf of such Principal Company Shareholder set forth in this Agreement which is breached by such Principal Company Shareholder but not by all Principal Company Shareholders;

             (2) To jointly and severally indemnify and hold harmless the Parent from and against any Loss arising out of or resulting from: (A) any breach of any other representation, warranty, covenant, or other agreement on the part of the Principal Company Shareholders contained in this Agreement or in any certificate, instrument or other document delivered by the Principal Company Shareholders to the Parent pursuant hereto; (B) any Tax liabilities of the Company with respect to the periods on or prior to the Closing Date; (C) the fees and commissions of any broker or advisor engaged by any Company Shareholder in connection with this transaction; or (D) for any accounts receivable in excess of the reserve, if any, in the Closing Date balance sheet, that are uncollected one hundred eighty (180) days after the Closing Date; and

             (3) To jointly and severally indemnify and hold harmless the Parent and Newco and their respective directors and officers from and against any Loss arising from or relating to any claims now existing or hereafter asserted by any former shareholder of the Company relating to the Company and/or any agreements, understandings, or obligations of any or all of the Principal Company Shareholders and/or the Company, which indemnity obligations will survive for a period of six (6) years following the Closing Date.

         (b) INDEMNIFICATION BY THE PARENT. The Parent hereby covenants and agrees to indemnify and hold harmless the Company Shareholders from and against any Loss arising out of or resulting from:

             (1) Any breach of any representation, warranty, covenant, or other agreement on the part of the Parent contained in this Agreement or in any certificate, instrument, or other document delivered by the Parent to the Company Shareholders pursuant hereto, or any covenant or agreement by or on behalf of Parent set forth in this Agreement which is breached by the Parent, including the covenant contained in Section 9(d) above, and in the case of such a breach, the Loss shall include the interest and any penalty due by the Company Shareholders, but not the amount of taxes due by each, with respect to the taxes due by them by virtue of such breach, arising by virtue of the fact that the Merger failed to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code; and

             (2) The fees and commissions of any broker or advisor engaged by the Parent in connection with this transaction. In addition, the Parent covenants and agrees to indemnify and hold harmless the Company Shareholders from and against any personal guarantees made by the Principal Company Shareholders prior to the Closing with respect to any debts, lease commitments, or other obligations of the Company to the extent disclosed in Schedule 14(b).

         (c) NOTICE AND DEFENSE. The obligations of the Principal Company Shareholders and the Parent hereunder with respect to their respective indemnities pursuant to this Section 14, resulting from any claim or other assertion of liability by third parties (hereinafter collectively, "Third Party Claim(s)"), shall be subject to the following terms and conditions:

             (1) The Party seeking indemnification hereunder (the "Indemnified Party") shall give written notice (a "Claim Notice") of any such Third Party Claim(s) to the Party from whom indemnification is sought hereunder (the "Indemnifying Party") within a reasonable time after the Indemnified Party receives notice thereof; provided, however, that the failure to give notice timely shall not affect the Indemnifying Party's obligations hereunder except to the extent that such failure prejudices the Indemnifying Party or its ability to defend such Third Party Claim(s);

             (2) The Indemnifying Party shall have the right to undertake, with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense or settlement of any such Third Party Claim(s);

             (3) In the event that the Indemnifying Party shall fail to notify the Indemnified Party within ten (10) days of receipt of the Claim Notice that it has elected to undertake such defense or settlement, or if at any time the Indemnifying Party shall otherwise fail to diligently defend or pursue settlement of such claim, then the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such claim, with counsel reasonably acceptable to the Indemnifying Party; and

             (4) No Party shall settle any Third Party Claim(s) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant of any Third Party Claim(s) (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party for indemnification hereunder with respect to such Third Party Claim(s) shall not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party shall either assume the defense of such Third Party Claim(s) or pay the Indemnifying Party's attorneys fees and other out of pocket costs incurred thereafter in continuing the defense of such claim. Regardless of which Party is conducting the defense of any such Third Party Claim(s), the other Parties, with counsel or other representatives of its own choosing and at their sole cost and expense, shall have the right to consult with the Party conducting the defense of such claim and its counsel or other representatives concerning such claim and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and the Party conducting the defense of any such claim and its counsel shall in any case keep the other Parties and their counsel (if any) fully informed as to the status of any claim and any matters relating thereto. Each Party shall provide to the other Parties such records, books, documents, and other materials as shall reasonably be necessary for such Parties to conduct or evaluate the defense of any Third Party Claim(s) and will generally cooperate with respect to any matters relating thereto.

         (d) LIMITATIONS ON INDEMNIFICATION. The foregoing indemnification obligations shall be subject to the following limitations:

             (1) RECOVERY BY INDEMNIFIED PARTY. The amount of any indemnified Loss hereunder shall be reduced by the amount, if any, of the recovery actually received by the Indemnified Party with respect to such indemnified Loss (net of any out-of-pocket collection costs) under applicable insurance policies or from persons or entities not parties to this Agreement (not including any successor in interest or assign of any Party). In the event such a recovery is received by the Indemnified Party after it receives payment or other credit under this Agreement with respect to an indemnified Loss, then the Indemnified Party shall promptly pay to the Indemnifying Party the lesser of (A) the amount of the recovery actually received; or (B) the amount of the indemnity payment made by the Indemnifying Party to the Indemnified Party with respect to such indemnified Loss. Notwithstanding anything herein to the contrary, the terms of this Section 14(d)(i) shall not apply to the extent such provisions would operate to invalidate or otherwise prejudice any claim for insurance or against any third party.

             (2) ACT OR OMISSION OF THE INDEMNIFIED PARTY. The amount of any indemnified Loss arising under this Agreement shall be fairly and equitably reduced to the extent that such indemnified Loss arose by reason of, and is directly attributable to, the negligent or intentional wrongful acts or omissions of the Indemnified Party.

             (3) TAXES. The amount of any indemnified Loss hereunder shall be fairly and equitably reduced (or increased) by the amount of the actual reduction (or increase) in income Tax liability of the Indemnified Party after giving effect to incurring by the Indemnified Party of the liability giving rise to the claim for indemnification, the payment by the Indemnified Party of such claim, and the receipt by the Indemnified Party of any indemnity payment with respect to such claim.

         (e) SETOFF. Subject to compliance with Section 14(c) and Section 14(d) above, the Parent shall have the right to set off any indemnified Loss for which the Parent is entitled to indemnification hereunder against payments due hereunder.

         (f) DOLLAR LIMITATION. Notwithstanding anything in this Section 14 to the contrary, the foregoing indemnification obligations shall be applicable in respect of any Loss to the extent that such Loss, when taken as a whole, exceeds an aggregate of fifty thousand dollars ($50,000), except that such limit shall not apply to (1) indemnification obligations under Section 12(a)(3) above, (2) indemnification obligations relating to Taxes, or (3) indemnification obligations under the final sentence of Section 14(b) above.

                           15. SURVIVAL OF PROVISIONS
                               ----------------------

         The representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years, except that the representations and warranties contained in:

         (a) OWNERSHIP OF STOCK. Section (e, Section 6(d), and section 7(d) shall be perpetual;

         (b) TAXES AND ANTITRUST. Section 6(p) and Section 9(b) shall survive for a period of thirty (30) days following the day on which the longest applicable statute of limitations expires relating to such matters; and

         (c) ENVIRONMENTAL MATTERS. Section 6(t) hereof with respect to environmental matters affecting off-site properties (I.E., properties not owned or leased by the Company) shall survive for a period of five (5) years, and any intentional or fraudulent breach of warranty or misrepresentation shall survive for a period of thirty (30) days following the day on which the longest applicable statute of limitations expires with respect to such matter.

                                  16. EXPENSES
                                      --------

         Except as otherwise specifically provided herein, each of the Company Shareholders and the Company on the one hand, and each of the Parent and Newco on the other hand shall pay all of its respective expenses relating to this transaction, including fees and disbursements of its respective counsel, accountants, brokers, investment bankers, and financial advisors, if the transactions contemplated hereunder are abandoned.

                                17. MISCELLANEOUS
                                    -------------

         (a) ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by the Parent, Newco, the Company,or the Principal Company Shareholders without the prior written consent of the non-assigning Parties, and shall be binding upon, and shall inure to the benefit of, the Parties, and their respective legal representatives, heirs, devisees, legatees, beneficiaries, and successors and permitted assigns.

         (b) FEES OF LEGAL COUNSEL. In the event any Party shall employ legal counsel to protect its rights hereunder or to enforce any term or provision hereof, the Party prevailing in any such action shall have the right to recover from the other Parties all of its reasonable attorneys' fees and expenses incurred in relation to such claims, as approved by the court on the basis of customary fees charged by attorneys in the State of Delaware.

         (c) FURTHER ASSURANCES. The Parties shall from time to time hereafter, upon request, will execute, acknowledge, and deliver such other instruments and documents, and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

         (d) MODIFICATION. No provision contained herein may be modified, amended, or waived except by written agreement or consent signed by the Party to be bound thereby.

         (e) HEADINGS AND CAPTIONS. Subject headings and captions are included for convenience purposes only, and shall not affect the interpretation of this Agreement.

         (f) NOTICES. All notices, requests, demands, and other communications permitted or required hereunder shall be in writing, and either (1) delivered in person; (2) sent by express mail or other overnight delivery service providing receipt of delivery; (3) mailed by certified mail, postage prepaid, return receipt requested; or (4) sent by telecopy or other facsimile transmission, with proof of transmission thereof retained by the transmitter as follows:

If to the Parent:

Grand Enterprises, Inc.
50 Broadway, Suite 2300
New York, NY 10004
Attention: Patricia Meding
Tel: (212) 785-6200

If to the Company:

EC2000, Inc.
119 West 23rd Street, Suite 508
New York, NY 10011
Attention: Teodosio V. Pangia, President

Tel: (646) 486-3900
Fax: (212) 366-9571

With a copy to:

Bondy & Schloss LLP
6 East 43rd Street, 25th Floor
New York, NY 10017
Attention: Jeffrey A. Rinde, Esq.

Tel: (212) 661-3535
Fax: (212) 972-1677

If to the Principal Company Shareholders:

TVP Capital Corp.
119 West 23rd Street, Suite 508

New York, NY 10011
Attention: Teodosio V. Pangia, President

Tel: (646) 486-3900
Fax: (212) 366-9571


Bondy & Schloss LLP
6 East 43rd Street, 25th Floor
New York, NY 10017
Attention: Jeffrey A. Rinde, Esq.

Tel: (212) 661-3535
Fax: (212) 972-1677

If to the Parent Shareholders

KILKENNY GROUP LLC
Attention: Judy Adler, Managing Member
420 E. 79th Street, Apt. 12-d
New York, New York 10021



RATHGAR LLC
Attention: Dr. Stuart Erner,Managing Member
215 Forest Haven Drive
Slingerlands, New York 12159

FINGLAS LLC
Attention: Irwin Goodman, Managing Member
2535 Bethany Church Road
Alpharetta, Georgia 30004

MONKSTOWN LLC
Attention: Ben Giacchino, Managing Member
404 Crabapple Springs Court
Woodstock, Georgia 30188

CAPITAL ADVISORY PARTNERS, LLC
Attention: Patricia Meding, Managing Member
50 Broadway, Suite 2300
New York, New York 10004

or to such other address as any party may designate by notice. Any such notice or communication, if given or made by prepaid, certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service and if made properly by telecopy or other facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch.

         (g) SEVERABILITY. If any portion of this Agreement is held invalid, illegal, or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

         (h) WAIVER. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach, or limit or restrict any right or remedy otherwise available.

         (i) RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

         (j) ENTIRE AGREEMENT. This document (together with the Schedules and any exhibits and attachments hereto) constitutes the entire agreement of the Parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants, or agreements between the Parties with respect to this matter except those expressly set forth herein.

         (k) GOVERNING LAW; JURISDICTION. This agreement shall be subject to and governed by the laws of the State of New York without regard to conflict of laws principles of such State. The Parties consent to jurisdiction of any Federal or State court located in New York, NY for resolution of disputes relating to this Agreement.

         (m) INCORPORATION BY REFERENCE. All Schedules, Exhibits and attachments hereto, and other documents referred to in this Agreement, shall be deemed incorporated herein by any reference thereto as if fully set out.

         (n) COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts (all counterparts together reflecting the signatures of all the Parties), each of which shall be deemed to be an original, and all of which together shall constitute one (1) and the same instrument.

         (o) THIRD PARTY BENEFICIARIES. Except with regard to issuance of Parent Shares to the Company Shareholders as provided in Section 3(a) above, and except as provided in Section 17(a), this Agreement is not intended to create any right of enforcement by or in any third party.

         (p) AUTHORITY. Each individual signing this Agreement in a representative capacity acknowledges and represents that he is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

         (q) GENDER, ETC. When used in this Agreement, the masculine shall include the feminine and the neuter and vice versa, and the plural shall include the singular and vice versa.

         IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

GRAND ENTERPRISES, INC.


By: /s/ Patricia Meding
   -----------------------------
   Patricia Meding, President


GRAND ACQUISITION CORP.


By: /s/ Patricia Meding
   -----------------------------
   Patricia Meding, President


EC2000, INC.


By: /s/ Teodosio Pangia
   -----------------------------
   Teodosio Pangia, President



PARENT COMPANY SHAREHOLDERS (AS TO SECTION 11 ONLY):

KILKENNY LLC


    /s/ Judith Adler
   -----------------------------
By: Judith Adler
    Managing Member


RATHGAR LLC


   /s/ Stuart Erner
   -----------------------------
By: Dr. Stuart Erner
    Managing Member


FINGLAS LLC


   /s/ Irwin Goodman
   -----------------------------
By: Irwin Goodman
    Managing Member

MONKSTOWN LLC


   /s/ Benjamin Giacchino
   -----------------------------
By: Benjamin Giacchino
    Managing Member


CAPITAL ADVISORY PARTNERS, LLC


   /s/ Patricia Meding
   -----------------------------
By: Patricia Meding
    Managing Member



PRINCIPAL COMPANY SHAREHOLDERS.

TVP CAPITAL CORP.


   /s/ Teodosio V. Pangia
--------------------------------
By: Teodosio V. Pangia
    President



BONDY & SCHLOSS LLP


   /s/ Jeffrey A. Rinde
--------------------------------
By: Jeffrey A. Rinde, Member




   /s/ Mario Pandolfo
--------------------------------
Dr. Mario Pandolfo